UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2007
The SCO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
355 South 520 West
Lindon, Utah 84042
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (801) 765-4999
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard
On September 25, 2007, The SCO Group, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the bid price of its common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Marketplace Rule 4310(c)(4). Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided an initial period of 180 calendar days, or until March 24, 2008, to regain compliance. The 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during this period. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 4310(c)(4) if at any time before March 24, 2008 the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, although the letter also states that the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.
If the Company cannot demonstrate compliance with Rule 4310(c)(4) by March 24, 2008, the Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel. The Company issued a press release on September 28, 2007 in connection with the notification, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Nasdaq Listing Qualifications Hearing
As the Company previously reported, on September 18, 2007, the Company received a Nasdaq Staff Determination letter (the “Determination”) indicating that, as a result of the Company’s having filed for protection under Chapter 11 of the U.S. Bankruptcy Code, the Company’s securities would be delisted from The Nasdaq Stock Market and that trading in the Company’s common stock would be suspended unless the Company filed an appeal of the Determination. The Company requested a hearing before a Nasdaq Listing Qualifications Panel to review the Determination. The hearing date has been set for November 8, 2007. There can be no assurance that the Panel will grant the Company’s request for continued listing.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 25, 2007, Bert B. Young, Chief Financial Officer of the Company, informed the Board of Directors of the Company that he will resign from his position as Chief Financial Officer of the Company, effective as of October 9, 2007. He will continue to assist the Company as a consultant for an anticipated period of approximately six months.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 Press release issued by The SCO Group, Inc., dated September 28, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 28, 2007

THE SCO GROUP, INC.
By:	/s/ Bert B. Young
Name:	Bert B. Young
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by The SCO Group, Inc., dated September 28, 2007